Exhibit 99.1

Contact: Susan Filyk Public Relations 210.308.1286 sfilyk@usfunds.com June Falks Public Relations 210.308.1202 jfalks@usfunds.com

For Immediate Release

U.S. Global Investors Reports Results for Fiscal Year 2012

Strengthens Marketing Strategy for Growth in a Volatile Environment

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SAN ANTONIO–August 29, 2012–U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, today recorded net income of $1.5 million, or 10 cents per share, on revenues of $23.85 million for the fiscal year 2012. In the fourth quarter of fiscal year 2012, the company had a net loss of $115,604, or (0.01) cent per share, on revenues of $4.6 million.

For the fiscal year 2011, U.S. Global recorded net income of $7.8 million, or 51 cents per share, on revenues of $41.93 million.

During the fiscal year of 2012, average assets under management were $2.06 billion, compared to $2.82 billion in fiscal 2011. Assets under management at period end stood at $1.62 billion. As of June 30, 2011, assets under management were $2.60 billion.

U.S. Global was not the only asset management firm affected by the exodus out of money and equity funds. According to ICI data, the mutual fund industry has experienced a steady flow of redemptions by investors from equity funds to bond funds. In fact, over the past fiscal year, $171 billion was redeemed from all U.S. equity funds.

“Even though redemptions have been significant, we have strengthened our sales and marketing strategy, expanded our institutional sales team and enhanced technology. At the same time, we have lowered our general and administrative expenses,” says Frank Holmes, CEO of U.S. Global Investors.

“This positions us to take advantage of the greater opportunities we see today, both domestically and globally. For example, the Global Emerging Markets Fund’s portfolio of emerging markets small-cap stocks currently trade at 6 times earnings, have a dividend yield of 4.7 percent, and have revenues growing more than 40 percent. These valuations compare favorably to those of the S&P 500 Index, which trade at 14 times earnings, pay a dividend yield of 2 percent, and grow at 7 percent,” says Holmes. “In addition, many emerging countries are making a concerted effort to strengthen their economies compared to this time last year.”

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August 29, 2012

Strong Balance Sheet, Reflexive Cost Structure and Monthly Dividends

U.S. Global’s strong cash position as a percentage of the capital structure provides adequate liquidity, buffers the company from market volatility and allows the company to pursue potential investment opportunities. The company had net working capital of approximately $25.7 million at the end of fiscal year 2012. Cash and cash equivalents totaled $20.6 million and marketable securities totaled $14 million as of June 30, 2012. In addition, the company has had no long-term debt since 2004 and owns its headquarters building.

Because of the company’s reflexive cost structure, expenses were decreased compared to the prior year. Employee compensation and benefits decreased nearly 20 percent, general and administrative expense declined almost 29 percent, and advertising expenses were lower by 52 percent over the prior year.

In addition, the company continued to pay monthly dividends of $0.02 per share in fiscal 2012. The monthly dividend equates to an annual yield of 5.49 percent on an annual basis at the June 30, 2012, closing price of $4.37 per share.

“At the current price, GROW’s dividend yield is higher than the industry peer average yield, as well as leading the 10-year Treasury yield and U.S. and emerging market indices,” says Holmes.

Market Commentary

Global economic uncertainty from Europe to China along with rising regulatory costs in every sector of the economy caused investor sentiment to continue to deteriorate toward equities, especially emerging markets and natural resources stocks over the past year. Central banks have responded to slowing growth by changing their position from a tightening cycle to a massive global easing cycle that has been in effect now for a year. Since Brazil unexpectedly cut rates by 50 basis points on August 31, 2011, there have been more than 200 stimulative monetary and fiscal policy moves that have been initiated across several countries, including the Philippines, China, France, and Colombia, according to ISI. Investors should soon see the effects of these easing measures throughout the global economy over the next several months.

“The 10-year Treasury yield reached a low of 1.49 percent this summer, but inflation is at 1.7 percent. With investors losing 0.2 percent, we believe they will seek higher-yielding investments,” Holmes says. “U.S. Global’s family of funds is positioned to benefit.”

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Fund highlights that we believe will attract shareholders over the coming year:

Financial Planning recently touted the power of natural resources, indicating that over the past 10 years, natural resources stocks strengthened a balanced portfolio and had a low correlation to U.S. large stocks. When included in a diversified portfolio and rebalanced annually, of natural resources funds with 10-year returns, the Global Resources Fund (PSPFX) added the most return.

U.S. Global’s equity funds, including the All American Equity Fund (GBTFX), the Eastern European Fund (EUROX), the Global Emerging Markets Fund (GEMFX) and the China Region Fund (USCOX), seek to identify “growth at a reasonable price” (GARP) companies that have superior growth and value metrics and pay dividends. As of June 30, 2012, the stocks in each of the funds’ portfolios had an average dividend yield higher than the 10-Year Treasury and the S&P 500 Index.

As of June 30, 2012, the Near-Term Tax Free Fund (NEARX) had a 30-day SEC yield of 1.03 percent. On a tax-equivalent basis based on a 35 percent tax rate, the fund had a yield of 1.77 percent, which is higher than the 10-year Treasury.

“With the Fed likely keeping interest rates low through 2014, investors’ portfolios cannot afford to remain sidelined. As we often tell investors, anticipate before you participate, and understand that investing in global markets has moments of tremendous rises along with temporary setbacks. Global investors who have persevered through these ups and downs have historically been rewarded,” says Holmes.

Earnings Webcast Information

The company has scheduled a webcast for 7:30 a.m. Central time on Thursday, August 30, 2012, to discuss the company’s key financial results for the fiscal year. Frank Holmes, CEO and chief investment officer, will be accompanied on the webcast by Susan McGee, president and general counsel, and Catherine Rademacher, chief financial officer. Click here to register or visit www.usfunds.com. The earnings presentation can also be accessed by dialing 1 (800) 446-1671. The confirmation number is 33174709. Please dial in at least 5 minutes prior to the start of the call.

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Selected financial data (unaudited):

	Three months ended
	6/30/2012	3/31/2012	6/30/2011
Revenues	4,641,034	5,538,127	9,691,916
Expenses	4,761,947	4,742,702	7,310,915

Income (loss) before taxes	(120,913)	795,425	2,381,001
Tax expense (benefit)	(5,309)	308,287	838,418

Net (loss) income	(115,604)	487,138	1,542,583

Earnings (loss) per share (basic and diluted)	(0.01)	0.03	0.11

Avg. common shares outstanding (basic)	15,456,056	15,448,100	15,404,447
Avg. common shares outstanding (diluted)	15,456,056	15,448,518	15,404,447

Avg. assets under management (billions)	$1.72	$1.97	$2.89

Selected financial data for fiscal year:

	2012	2011
Revenues	$23,850,609	$41,933,626
Expenses	21,351,222	29,903,607

Income before taxes	2,499,387	12,030,019
Tax expense	968,953	4,197,372

Net income	1,530,434	7,832,647

Earnings per share (basic and diluted)	0.10	0.51

Avg. common shares outstanding (basic)	15,441,464	15,384,435
Avg. common shares outstanding (diluted)	15,441,582	15,384,435

Avg. assets under management (billions)	$2.06	$2.82

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About U.S. Global Investors, Inc.

U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds and other clients.

With an average of $1.72 billion in assets under management in the quarter ended June 30, 2012, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets.

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Total Annualized Returns as of 6/30/2012	One- Year	Three- Year	Five- Year	Ten- Year	Gross Expense Ratio	Expense Ratio After Waivers
Global Resources Fund (PSPFX)	-19.10%	13.67%	-3.90%	15.33%	1.72%	NA
Near-Term Tax Free Fund (NEARX)	3.60%	3.81%	4.14%	3.38%	1.26%	0.45%

Expense ratios as stated in the most recent prospectus. The expense ratio after waivers is a voluntary limit on total fund operating expenses (exclusive of any acquired fund fees and expenses, performance fees, taxes, brokerage commissions and interest) that U.S. Global Investors, Inc. can modify or terminate at any time, which may lower a fund’s yield or return. Performance data quoted above is historical. Past performance is no guarantee of future results. Results reflect the reinvestment of dividends and other earnings. Current performance may be higher or lower than the performance data quoted. The principal value and investment return of an investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Performance does not include the effect of any direct fees described in the fund’s prospectus (e.g., short-term trading fees of 0.25%) which, if applicable, would lower your total returns. Performance quoted for periods of one year or less is cumulative and not annualized. Obtain performance data current to the most recent month-end at www.usfunds.com or 1-800-US-FUNDS.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com or by calling 1-800-US-FUNDS (1-800-873-8637). Read it carefully before investing. Distributed by U.S. Global Brokerage, Inc.

Tax-exempt income is federal income tax free. A portion of this income may be subject to state and local income taxes, and if applicable, may subject certain investors to the Alternative Minimum Tax as well. Each tax free fund may invest up to 20 percent of its assets in securities that pay taxable interest. Income or fund distributions attributable to capital gains are usually subject to both state and federal income taxes. Bond funds are subject to interest-rate risk; their value declines as interest rates rise. The tax free funds may be exposed to risks related to a concentration of investments in a particular state or geographic area. These investments present risks resulting from changes in economic conditions of the region or issuer.

Foreign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk. By investing in a specific geographic region, a regional fund’s returns and share price may be more volatile than those of a less concentrated portfolio. The Eastern European Fund invests more than 25% of its investments in companies principally engaged in the oil & gas or banking industries. The risk of concentrating investments in this group of industries will make the fund more susceptible to risk in these industries than funds which do not concentrate their investments in an industry and may make the fund’s performance more volatile. Because the Global Resources Fund concentrates its investments in a specific industry, the fund may be subject to greater risks and fluctuations than a portfolio representing a broader range of industries.

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Diversification does not protect an investor from market risks and does not assure a profit. The S&P 500 Index is a widely recognized capitalization-weighted index of 500 common stock prices in U.S. companies. The dividend yields mentioned do not represent the funds’ yields, which may be materially different from the average yields of the stocks held in the funds.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the company’s annual report and Form 10-K, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results. The company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.